Exhibit 99.1

Midas’ Bank Group Grants Waiver, Modifies Loan Covenants to Accommodate Payment of Award in European Arbitration

• Interest rates unchanged

ITASCA, Ill.--(BUSINESS WIRE)--March 16, 2011--Midas, Inc. (NYSE: MDS) has been granted a waiver by its bank group for violating certain financial covenants in its existing revolving credit facility, as a result of a recent ruling in the arbitration between the company and its European licensee MESA S.p.A. and Mobivia Groupe S.A.

As a result of the arbitration ruling, Midas must pay an approximate $25.5 million award (including interest) to MESA and Mobivia that has been accrued in the company’s fourth quarter 2010 operating results. The company’s December 2009 revolving credit facility’s covenants required a maximum three-to-one ratio of total debt, including bank debt, letters of credit and the balance of capital leases, to the company’s consolidated adjusted EBITDA. As part of the waiver, the bank group has amended the credit agreement to exclude the $25.5 million expense from the adjusted EBITDA calculations for 2010 and 2011.

The amendment also increased the maximum allowable debt-to-EBITDA ratio to 3.5-to-one for the fiscal year-end 2010 and for the first two quarters of 2011. The ratio will reduce to 3.25-to-one for the third and fourth quarters of 2011, then will return to three-to-one for the remaining term of the credit facility. The current credit facility agreement expires in October 2013.

Interest rates were not affected by the modifications. The interest on Jan. 1, 2011, was priced at LIBOR plus three percent.

The revolving credit facility is unsecured and provides for borrowings and letters of credit of up to $125 million. The company had $62.7 million of outstanding borrowings at the end of 2010 prior to payment of the arbitration award.

“The bank group’s willingness to work with Midas to ensure the company’s liquidity for 2011 and future years confirms their confidence in the on-going progress we are making in our initiatives to grow our business,” said William M. Guzik, Midas’ executive vice president and chief financial officer. “We appreciate their unanimous support.”

The bank group is led by JP Morgan Chase Bank and also includes PNC Bank, Bank of America, BB&T and Northern Trust.

MESA filed a request for arbitration in June 2009, seeking damages of up to € 256 million from Midas, claiming breach of a 1998 agreement of strategic alliance and requesting termination of the license agreement under which license fees are paid to Midas.

In the arbitration ruling announced March 3, 2011, Midas prevailed in defending the vast majority of claims by MESA and Mobivia that Midas had an obligation to invest in Midas Europe. Under the ruling, the license agreement between Midas and MESA continues in full force and the license fee stream is to continue uninterrupted.

However, the arbitral tribunal awarded MESA € 17.45 million (US $23.4 million) plus interest of five percent from June 12, 2009 through the award date of approximately $2.1 million, in connection with MESA’s claim that Midas failed to cooperate in the improvement of information technology in the European operations.

Midas accrued the damage award as a charge to fiscal 2010 results. Therefore, the ruling had a negative impact on full-year operating income of $25.5 million and a negative impact on net income of $16.0 million—or $1.15 per diluted share.

Because the company prevailed in the majority of the claims, the arbitral tribunal ordered MESA to reimburse Midas for approximately $2.5 million in legal and other arbitration-related expenses. This fee recovery was also reflected in the fourth quarter operating results. With the impact of the arbitration award, Midas reported an operating loss of $9.0 million for 2010.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 171 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016